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                                                                    EXHIBIT 99.1


                          HOME PRODUCTS INTERNATIONAL
                   COMPLETES ACQUISITION OF TAMOR CORPORATION

                  HPI, INC. TARGETS 1997 SALES OF $130 MILLION

     (CHICAGO, MARCH, 4 1997) - HOME PRODUCTS INTERNATIONAL, INC. (HPII:
NASDAQ), a holding company focused on the manufacture and marketing of home organization and home improvement products, today reported it has completed the acquisition of Tamor Corporation for $43 million in cash and stock including the assumption of Tamor debt. Tamor, headquartered in Leominster, Massachusetts, is one of the top three suppliers of home storage and organization products in the U.S.

In 1996, Home Products International, Inc. (then operating as Selfix, Inc.) reported net earnings of $.21 a share, on net sales of $38.2 million. In 1996, Tamor had net sales of $75.7 million and income from operations before depreciation of $7.3 million. HPI is targeting 1997 revenue of $130 million.

HPI management stated that with the anticipated contribution of the Tamor operations, the transaction will be accretive to net income and earnings per share in 1997. To finance the Tamor acquisition, HPI arranged term loan financing of $47 million.

Commenting on the Tamor acquisition, James Tennant, Chairman and Chief Executive Officer of HPI, stated "We are very excited about Tamor's outstanding record of accelerated revenue and earnings growth. They have had a remarkable sales growth rate of 21% compounded over the last three years--and we expect similar revenue growth in the near term. Tamor's management team, led by Leonard Tocci, will stay in place and working with HPI management, we have identified numerous operational efficiencies. For example, we have already implemented a program to immediately optimize capacity among our five manufacturing facilities."

Speaking of HPI's acquisition strategy, Mr. Tennant said, "We are committed to leading a consolidation in the housewares category and the completion of the Tamor acquisition is yet another important step in that strategy. We intend to pursue additional earnings-accretive acquisitions as part of this strategy.

As retailers consolidate, they are seeking 'power vendors' that can supply a broader product line for maximum merchandising efficiencies. HPI clearly has the core competencies in manufacturing, product development and outstanding customer service to support our major retail partners."

Commenting on prospects for 1997, Mr. Tennant noted, " During 1996 the Company significantly improved its operating results. This was particularly true during the last nine months when pre-tax profits rose to $1.9 million or $0.51 per share. We believe that this level of earnings for Selfix and Shutters, Inc. is sustainable and indicative of the performance to come in 1997."

Home Products International, Inc. is listed on the NASDAQ National Market System, under the ticker symbol HPII. The company is an international consumer products company specializing in the manufacture and marketing of quality home organization and home improvement products sold through virtually all domestic and international retail trade channels.

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     For further information, contact Mr. James Tennant, Chairman and Chief
Executive Officer, Home Products International, Inc., 4501 W. 47th Street, Chicago, IL 60632, (773) 890-1010.



The statements in this release regarding the anticipated effect of the Tamor acquisition on HPI, Inc. sales and earnings are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from the forecasted amounts. The future financial performance of HPI, Inc. will depend on a number of factors beyond its control. Such factors include, among other things, (1) increased competition; (2) changes in demand for its products; (3) fluctuations in the market; (4) economic conditions; (5) the retail sales environment; (6) the Company's ability to execute its acquisition strategy; (7) the extent to which the Company is able to retain and attract key personnel; (8) relationships with retailers; (9) the Company's leverage; and (10) fluctuations in plastic resin prices.